UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014 zulily, inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36188	27-1202150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Elliott Avenue, Suite 200
Seattle, Washington		98121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 779-5614

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Lease
On September 8, 2014, zulily, inc. (the “Company”) entered into a lease (the “Lease”) for a new fulfillment center located in Bethlehem, Pennsylvania. The Lease between the Company and Liberty Property Limited Partnership is for approximately 800,250 square feet. The initial 86-month term of the Lease is estimated to commence on the earlier of (i) December 31, 2014 or (ii) the date the Company takes possession of the leased premises. The Company will be obligated to pay approximately $3.7 million in annual base rent, which shall increase by 2% each year. The Company will also be obligated to pay certain operating expenses. Pursuant to the Lease, the Company has the option to extend the Lease for four (4) additional five-year terms, with certain increases in base rent.
The foregoing description of the material terms of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ending September 28, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Lease is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

zulily, inc.

Dated: September 10, 2014
	By:	/s/ Marc Stolzman
Marc Stolzman
Chief Financial Officer